UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERVALU INC.

 (Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Jason Aintabi

Steven H. Baer

R. Chris Kreidler

Frank Lazaran

James J. Martell

Sandra E. Taylor

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blackwells Capital LLC, together with the other participants named herein (collectively, “Blackwells”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of SuperValu Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the 2018 Annual Meeting.

On March 22, 2018, Blackwells issued the following press release:

Blackwells Nominates Highly-Qualified, Independent Slate for Supervalu Board of Directors

Supervalu has experienced unprecedented destruction of shareholder value during the tenure of each and every current director

Company needs focused and experienced leadership, not a “grab bag” of unrelated skills and experience

Blackwells Independent Nominees bring extensive leadership, strategic and operational experience in retail and wholesale grocery

NEW YORK—March 22, 2018 – Blackwells Capital LLC (together with its affiliates, “Blackwells Capital” or “Blackwells”), an alternative investment management firm with ownership representing an approximately 4.9% interest in Supervalu Inc. (NYSE: SVU) (“Supervalu” or the “Company”), today announced it has nominated six highly-qualified, independent candidates for election to Supervalu’s Board of Directors (the “Board”) at the upcoming 2018 Annual Meeting of Shareholders. Blackwells submitted its nominations to the Company on March 20, 2018. Blackwells submitted a broad slate of independent nominees given the significant destruction of shareholder value during the tenure of each current director. Importantly, none of the independent nominees offered by Blackwells has any connection or relationship to Blackwells itself; if elected, the nominees will exercise their strong business judgment independent of any influence from Blackwells.

In multiple meetings, letters and presentations to Supervalu management and Board members over the past six months (available at www.savesupervalu.com), Blackwells has communicated shareholders’ frustration with the Company’s results and the need for real change in its approach to operations, strategy and governance in order to turn around the Company’s pronounced underperformance and unlock shareholder value.

Further, based on extensive research and due diligence, Blackwells has detailed specific opportunities to create value for Supervalu shareholders, including:

•	Multiple strategic initiatives to drive growth and margins, and reduce Supervalu’s significant valuation discount;
•	A sale-leaseback of Supervalu’s wholesale distribution center real estate to reduce net leverage and significantly boost share price;
•	A sale or spin-off of the retail segment, transforming Supervalu into a pure-play wholesale business, which would be accretive to EPS and improve valuation multiples; and
•	A sale or merger of Supervalu’s strategically attractive wholesale business to or with one of multiple potential competitors.

Jason Aintabi, Managing Partner at Blackwells Capital, said, “We continue to believe substantial value exists in Supervalu’s assets, people and business relationships. But, the time has long passed for incrementalism. To unlock value for shareholders, the Company must change fundamentally, and change must begin at the Board level. We believe a different, and more cohesive and experienced, group of directors are needed to effectuate real change at Supervalu. We are delighted that so many experienced professionals have offered to assist the Company and its long-suffering shareholders.

“Supervalu’s Board has overseen the worst performance in its peer group over the past three, five and ten years. Only when facing pressure from shareholders has the company displayed any sense of urgency and its actions have been underwhelming to say the least. The current directors have almost no economic alignment with shareholders and little experience relevant to Supervalu or its challenges. Indeed, while the Company highlights a portion of our ownership as being out of the money options, it fails to acknowledge that these options were in the money until the actions of the management team and Board so deleteriously affected the share price. The only result that the incumbents have delivered is an increasingly disastrous record of value destruction.

“For the benefit of all shareholders, we have nominated an extraordinarily talented slate of directors to the Supervalu Board. They are independent leaders in the retail and wholesale food industry, as well as in logistics and sustainability. Although Blackwells has conducted extensive diligence on each of them, Blackwells has no prior relationship with these professionals. The nominees will work for all shareholders, bringing decades of relevant experience, which the Board desperately needs. Most importantly, these nominees are committed to review and reset Supervalu’s failing strategy. Make no mistake: these nominees, if elected, will urgently pursue opportunities to create value on behalf of all shareholders.”

Blackwells’ nominees to the Supervalu Board include:

•	Richard A. Anicetti, a 38-year veteran of the retail food industry who has spent nearly a third of his career serving as a Chief Executive Officer, including of The Fresh Market, a specialty grocery retailer (formerly NASDAQ: TFM); and of Food Lion, a grocery store company operating more than 1,100 supermarkets.

•	Steven H. Baer, an executive with over 40 years’ executive leadership experience and business turnaround expertise, including as a partner of High Ridge Partners, a private turnaround, restructuring and financial consulting firm; as President and Chief Executive Officer of Koenig & Strey Financial Services, a residential mortgage banking company; as Senior Vice President and Group Head of Asset Based Lending, Loan Workout and Commercial Real Estate at JPMorgan Chase Bank (NYSE: JPM); and as a director of FirstMerit Corporation (NASDAQ: FMER), a diversified financial services company.

•	Robert “Chris” Kreidler, an experienced C-level executive with some of the largest foodservice and food distribution companies, including as Chief Financial Officer and Executive Vice President of Sysco Corp. (NYSE: SYY), a global foodservice leader; and as Executive Vice President, Chief Financial Officer and Chief Customer Officer of C&S Wholesale Grocers, Inc., one of the largest wholesale grocery supply companies in the U.S.

•	Frank Lazaran, a veteran of the food industry, with over 40 years of experience including as Chairman, Chief Executive Officer and President of Marsh Supermarkets, a multi-format regional food retailer; and as Chief Executive Officer, President and a member of the Board of Directors of Winn-Dixie Stores, Inc., a publicly traded company and one of the largest supermarket chains in the Southeast, at the time.

•	James J. Martell, an accomplished public company director with deep experience in logistics and transportation, including as a Director of Mobile Mini Inc. (NASDAQ: MINI), the world's leading provider of portable storage solutions; as Director and Chairman of the Board of XPO Logistics, Inc. (NYSE: XPO), a public company engaged in the ground and air freight business; as well as earlier management experience at FedEx (NYSE: FDX) and UPS (NYSE: UPS).

•	Sandra E. Taylor, a pioneer in corporate social responsibility, with experience as President and Chief Executive Officer of Sustainable Business International LLC, an independent consultancy which specializes in social responsibility for global businesses; as Senior Vice President of Corporate Social Responsibility for Starbucks Corporation (NASDAQ: SBUX), the international coffee company and coffeehouse chain; and as Vice President and Director of Public Affairs for Eastman Kodak Company (NYSE: KODK).

About Blackwells Capital

Blackwells Capital is an alternative investment manager dedicated to global fundamental and special situation investing across capital structures. Founded in 2016 by Jason Aintabi, its Managing Partner, Blackwells’ investment approach is research-intensive, value-oriented and concentrated.

Blackwells Capital LLC ("Blackwells Capital"), together with the other participants named herein (collectively, "Blackwells"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of SuperValu Inc., a Delaware corporation (the "Company").

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Blackwells Capital, Jason Aintabi, Richard A. Anicetti, Steven H. Baer, R. Chris Kreidler, Frank Lazaran, James J. Martell and Sandra E. Taylor (collectively, the "Participants").

As of the date hereof, Blackwells beneficially owns 1,806,408 shares of common stock, $0.01 par value (the "Common Stock") of the Company, including 1,066,400 shares underlying call options exercisable within sixty (60) days of the date hereof.  As of the date hereof, Mr. Aintabi beneficially owns 80,000 shares of Common Stock, including 10,000 shares underlying call options exercisable within sixty (60) days of the date hereof.  Mr. Aintabi, as the managing partner of Blackwells Capital, may be deemed the beneficial owner of the 1,806,408 shares of Common Stock beneficially owned directly by Blackwells Capital. As of the date hereof, none of Messrs. Anicetti, Baer, Kreidler, Lazaran, Martell or Ms. Taylor own any shares of Common Stock.

Contacts

Gagnier Communications

Dan Gagnier / Jeffrey Mathews / Patrick Reynolds

646-569-5897